Exhibit 99.1

DRAFT PRESS RELEASE

Investors/Media:	Contact:
The Ruth Group	Symmetry Medical Inc.
Stephanie Carrington/Jason Rando	Andrew Miclot
646-536-7017/7025	Senior Vice President
scarrington@theruthgroup.com	Marketing, Sales & Business Development
jrando@theruthgroup.com	Investor Relations Officer 574-269-7390 ext. 1002

Symmetry Medical Acquires Clamonta Limited

- Expands Aerospace Offering -

Warsaw, Indiana, January 9, 2007 — Symmetry Medical Inc. (NYSE: SMA), an independent provider of products to the global orthopedic device industry, announced today the acquisition of Whedon Limited, the holding company of Clamonta Limited for $10 million cash.

Clamonta, based in Warwickshire, United Kingdom, is expected to report 2006 revenues of approximately $10 million. Clamonta has a 50-year history of supplying precision products to the global aerospace industry. Clamonta’s products will help bridge Symmetry’s Total Solutions® business model into the aerospace industry.

Brian Moore, President and Chief Executive Officer, stated, “This is a focused acquisition to expand our added value operations within our existing product expertise and supports a major customer by providing a more complete Total Solution. Clamonta is well known in the industry for producing quality engineered products for aircraft engines.”

The Company expects this acquisition to be slightly accretive in 2007.

About Symmetry Medical Inc.

Symmetry Medical Inc. is an independent provider of implants and related instruments and cases to the orthopedic device industry. The Company also designs, develops and produces these products for companies in other segments of the medical device market, including dental, osteobiologic and endoscopy sectors and provides limited specialized products and services to non-healthcare markets, such as the aerospace market.

Forward Looking Statements

Statements in the press release regarding Symmetry Medical Inc.’s business, which are not historical facts, may be “forward-looking statements” that involve risks and uncertainties, within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are

Symmetry Medical Acquires Clamonta Limited

frequently identified by the use of terms such as “may,” “will,” “should,” “expect,” “believe,” “estimate,” “intend,” and similar words indicating possible future expectations, events or actions. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations. Certain factors that could cause actual results to differ include: the loss of one or more customers; the development of new products or product innovations by our competitors; product liability; changes in management; changes in conditions effecting the economy, orthopedic device manufacturers or the medical device industry generally; and changes in government regulation of medical devices and third-party reimbursement practices. We refer you to the “Risk Factors” and “Forward Looking Statements” sections in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as the Company’s other filings with the SEC, which are available on the SEC’s Web site at www.sec.gov.

# # #